                                                                   EXHIBIT 10.27

                            [LETTERHEAD OF CALCOMP]


July 31, 1997



Winfried Rohloff
Sr. Vice President
Digital Printing Systems Division
Anaheim, CA 92803

Dear Winfried:

The following agreement is a good faith settlement of an actual and/or potential dispute between CalComp and Employee and is entered into for the purpose of resolving any differences and to avoid the burden, expense, delay and uncertainties of litigation and administrative actions. This agreement is hereby made effective July 1, 1997 among CalComp Technology, Inc. located at 2411 West La Palma Avenue, Anaheim, California 92801, represented by Mr. John C. Batterton, President and CEO; CalComp GmbH, Hermann-Klammt-Strasse 1, 41460, Neuss, Germany, represented by its sole shareholder, CalComp Technology, Inc., the latter being represented by Mr. John C. Batterton, and Mr. Winfried Rohloff, Im Wingert 19, 40699 Erkrath, Germany.

It is agreed that you are hereby appointed Sr. Vice President, General Manager for the Digital Printing Systems Division of CalComp Technology, Inc. Prior employment contracts of December 1, 1987 together with the supplements dated November 22, 1988; June 17, 1993; August 23, 1994; June 25, 1996 ("Agreement")
and January 10, 1997 will remain in effect while a decision on the arrangements described in paragraph six is reached. Notwithstanding the foregoing, the following will govern any severance payment that will be made in the case of termination, removal from your current position unless you and we agree on a new position, or remuneration reduction: an amount equal to one year's remuneration (including base salary, MICP at the target for the year in which termination occurs, medical, statutory social, company pension and company car value benefits) plus statutory notice period of six (6) months to the end of the quarter and lump sum cash payment for any remaining accrued vacation. In the event the target for MICP has not yet been established for the year when termination occurs, the target shall be deemed to be 40% of your then current salary.

You shall also receive all amounts due you under the Lockheed Martin and CalComp Deferred MICP Plans and have all rights with respect to stock options granted to you (under the terms of the Lockheed Martin and CalComp stock option plans) which exist at the time of your termination, and have all rights under the Social Benefit Plan ("Versorgungsordnung") of CalComp GmbH.

The new appointment does not affect your activities as Managing Director ("Geschaeftsfuehrer") of CalComp GmbH. It is agreed that you will continue to perform activities on behalf of and for the benefit of the German GmbH. You will, therefore, also spend, to a certain extent, working days for CalComp GmbH in Neuss as required. The split of the remuneration payments between CalComp GmbH and CalComp Technology, Inc. will continue to be 27/73, respectively, if appropriate. Insofar as the remuneration relates to CalComp GmbH and is paid by CalComp GmbH, social security (pension) charges, medical and statutory social benefits and wage taxes will be withheld.

Winfried Rohloff
July 31, 1997
Page 2



You will continue to perform your activities for the two "CalComp" companies primarily from Anaheim, California. CalComp Technology, Inc. shall continue to compensate you for extraordinary and additional expenses incurred while on, or in returning from your non-domestic location based on the terms and the conditions of the temporary assignment agreement (copy attached as Exhibit I) of June 25, 1996.

In January 1998, CalComp Technology, Inc. and you will mutually agree either to transfer you from Germany to Anaheim, California based on the terms and conditions of Lockheed Martin Corporate Policy No. CPS-539, or the severance offered in paragraphs #2 and #3 will go into effect as the full, complete and final settlement of all Employee's claims and potential claims against CalComp as defined above, including, but not limited to: wages, salary, overtime pay, reinstatement, pay in lieu of notice, bonuses, vacation, sick pay, benefits (other than those specified in the foregoing paragraphs), insurance, compensatory and punitive and liquidated damages, attorney's fees.

You will also receive tax assistance through CalComp's agent, presently Ernst & Young, under the provisions covered by the Lockheed Martin Policy as follows:

               -    Preassignment Consultation
               -    Tax Preparation
               -    Tax Protection



Anaheim: 7/31/97                        Anaheim: 7/31/97
        ----------------------                  ----------------------
                 Date                                   Date


/s/ JOHN C. BATTERTON                   /s/ JOHN C. BATTERTON
------------------------------          ------------------------------
John C. Batterton                       John C. Batterton for
President & CEO                         CalComp GmbH
CalComp Technology, Inc.


ACCEPTED:

Anaheim: 7/31/97
        ----------------------
                 Date

/s/ WINFRIED ROHLOFF
------------------------------
Winfried Rohloff

Enclosure